As filed with the Securities and Exchange Commission on April 24, 2013.

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EDAP TMS S.A.
(Exact Name of Registrant as Specified in Its Charter)

France (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

Parc d’Activites la Poudrette-Lamartine
4/6, rue du Dauphiné
69120 Vaulx-en-Velin, France
(Address of Principal Executive Offices Including Zip Code)

EDAP TMS S.A. 2004 Stock Option Plan;
EDAP TMS S.A. 2007 Stock Option Plan;
EDAP TMS S.A. 2010 Stock Option Plan; and
EDAP TMS S.A. 2013 Stock Option Plan

 (Full Title of the Plan)

Corporation Service Company
1090 Vermont Avenue, Suite 430
Washington, D.C. 20005, USA
Tel: +1 800 927 9800
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Mrs. Blandine Confort
EDAP TMS S.A.
Parc d’Activites la Poudrette-Lamartine,
4/6, rue du Dauphiné, 69120 Vaulx-en-Velin, France
 Tel. +33 4 72 15 31 50

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2) (3)	Proposed Maximum Aggregate Offering Price(2) (3)	Amount of Registration Fee
Ordinary shares, €$0.13 nominal value per share
- 2004 Stock Option Plan	124,000	$3.40	$422,151	$57.58
- 2007 Stock Option Plan	416,838	$5.22	$2,177,773	$297.05
- 2007 Stock Option Plan	95,912	$2.46	$236,104	$32.20
- 2010 Stock Option Plan	174,100	$3.12	$542,560	$74.01
- 2013 Stock Option Plan	500,000	$2.50	$1,250,477	$170.57
Total	1,310,850	-	$4,629,065	$631.41

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional ordinary shares, €$0.13 nominal  value per share (the “Common Shares”), of EDAP TMS S.A., a French company (the “Registrant”), as may become issuable pursuant to the anti-dilution provisions of the Registrant’s Equity Plans (the “Plans’).

(2)
Calculated in accordance with Rule 457(h) based on the exercise price of the options, which is €2.60 (2004 Stock Option Plan), €3.99 and €1.88 (2007 Stock Option Plan), €2.38 (2010 Stock Option Plan) and €1.91 (2013 Stock Option Plan).

(3)
In United States dollars as converted from Euros based upon the exchange rate of one Euro expressed in United States Dollars as $1.3094, as set forth in the H.10 statistical release of the Federal Reserve Board on April 12, 2013.

PART I

  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)
The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed April 2, 2013 and on Form 20-F/A for XBRL files on April 3, 2013 for the fiscal year ended December 31, 2012 ;

(b)	The Registrant’s reports on Form 6-K filed: January 22, 2013, February 1, 2013, March 7, 2013, March 28, 2013, April 2, 2013, April 11, 2013 and April 24, 2013; and

(c)
The description of the Registrant’s ordinary shares, nominal value €0.13 per share, set forth under  “B. Memorandum and Articles of Association” in Item 10 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2012 (Commission file No. 000-29374), and the description of the Registrant’s share capital and American depositary shares set forth under the captions “Description of Share Capital” and “American Depositary Shares”, respectively, in the Registrant's Form 6-K furnished to the SEC on April 24, 2013, including any amendment or report filed for the purpose of updating such description.

To the extent designated therein, certain current reports of the Registrant on Form 6-K and all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

French law generally prohibits a company from indemnifying its directors against liability. However, under French law, a company may purchase directors and officers insurance for all or some of the members of its management. In addition, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs that are not otherwise covered by insurance, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

 As of the date hereof, we have purchased liability insurance for our directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended, and this coverage is subject to annual renegotiation.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1
Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (Commission No. 000-29374) filed with the Commission on April 2, 2013)

4.2	EDAP TMS S.A. 2004 Stock Option Plan

4.3	EDAP TMS S.A. 2007 Stock Option Plan

4.4	EDAP TMS S.A. 2010 Stock Option Plan

4.5	EDAP TMS S.A. 2013 Stock Option Plan

5.1	Opinion of Counsel

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vaulx-en-Velin, France, on this 24th day of April, 2013.

EDAP TMS S.A.

By:	/S/ MARC OCZACHOWKSI
Marc Oczachowski
Chief Executive Officer

By:	/S/ ERIC SOYER
Eric Soyer
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: April 24, 2013	/S/ MARC OCZACHOWSKI
Marc Oczachowski Chief Executive Officer (Principal Executive Officer) and Director

Date: April 24, 2013	/S/ ERIC SOYER
Eric Soyer Chief Financial Officer (Principal Financial and Accounting Officer)

Date: April 24, 2013	*
Philippe Chauveau Chairman of the Board of Directors

Date: April 24, 2013	*
Pierre Beysson Director

Date: April 24, 2013
Rob Michiels Director

Date: April 24, 2013	*
Argil Wheelock Director

Date: April 24, 2013	*
Jeff Howell Authorized Representative in the United States of America

*  This Registration Statement has been signed on behalf of the above officers and directors by Marc Oczachowski, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: April 24, 2013	By:	/S/ MARC OCZACHOWSKI
Marc Oczachowski, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1
Bylaws (statuts) of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (Commission No. 000-29374) filed with the Commission on April 2, 2013)

4.2	EDAP TMS S.A. 2004 Stock Option Plan

4.3	EDAP TMS S.A. 2007 Stock Option Plan

4.4	EDAP TMS S.A. 2010 Stock Option Plan

4.5	EDAP TMS S.A. 2013 Stock Option Plan

5.1	Opinion of Counsel

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages herein